     As filed with the Securities and Exchange Commission on June 5, 2003

                                                     Registration No. 333-102829
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                          AMENDMENT NO. 2 TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------
                              VIEWPOINT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                                -----------------

          DELAWARE                           7373                              95-4102687
(State or Other Jurisdiction of    (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)            Identification Number)

                                -----------------

                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                -----------------

                               BRIAN J. O'DONOGHUE
                          SECRETARY AND GENERAL COUNSEL
                              VIEWPOINT CORPORATION
                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                 WITH A COPY TO:

                       MILBANK, TWEED, HADLEY & MCCLOY LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                       ATTENTION: ALEXANDER M. KAYE, ESQ.

                                -----------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                         CALCULATION OF REGISTRATION FEE

                                                          AMOUNT
                                                          TO BE        PROPOSED MAXIMUM          PROPOSED            AMOUNT OF
                                                        REGISTERED      OFFERING PRICE      MAXIMUM AGGREGATE    REGISTRATION FEE
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        (1)           PER UNIT (2)       OFFERING PRICE (2)          (3)

Common Stock, par value
  $.001 per share.....................                  7,417,552            $0.46            $8,162,093.47           $748.97

----------------

(1) This prospectus generally covers the resale of that number of shares of common stock equal to 130% of (i) the number of shares of common stock issued plus (ii) the number of shares of common stock issuable upon conversion of the convertible notes, as interest shares on the convertible notes and upon exercise of the related warrants, including any warrants that may be issued in connection with a redemption of the convertible notes, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full and the interest shares for the entire term of the convertible notes are issued, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of the registrant's common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions. However, additional interest shares issuable to holders of convertible notes because of market price declines will not be covered under this registration statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share for the 7,037,066 shares originally included in this prospectus is $7,987,069.91, based on the average of the high and low prices for Viewpoint Corporation's common stock as reported on the Nasdaq National Market on January 28, 2003. The Proposed Maximum Offering Price Per Share for the additional 380,486 shares is $175,023.56, based on the average of the high and low prices for Viewpoint Corporation's common stock as reported on the Nasdaq National Market on April 7, 2003.


(3) (3) A fee of $734.81 was paid on January 30, 2003, based on the then-current filing fee of $92 per $1,000,000. An additional fee of $14.16 was paid on April 11, 2003, based on the then-current filing fee of $80.90 per $1,000,000. (4) was paid concurrently with this filing, based on the current filing fee of $80.90 per $1,000,000.


                                -----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS


              PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 5, 2003


                              VIEWPOINT CORPORATION

                        7,417,552 SHARES OF COMMON STOCK

                                -----------------

      The selling stockholders identified on page 9 of this prospectus are offering these shares of common stock of Viewpoint Corporation. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. Viewpoint will not receive any portion of the proceeds from the sale of these shares.

      Viewpoint's common stock is quoted on the Nasdaq National Market under the symbol "VWPT."

      On April 10, 2003, the last reported closing price of the common stock on the Nasdaq National Market was $0.72 per share.

      Our principal executive offices are located at 498 Seventh Avenue, Suite 1810, New York, New York 10018, and our telephone number is (212) 201-0800.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.


         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGES 1-5 IN DETERMINING WHETHER TO PURCHASE VIEWPOINT CORPORATION COMMON STOCK.


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


            THE DATE OF THIS PROSPECTUS IS _________________, 2003.

                                TABLE OF CONTENTS


                                                                   PAGE

RISK FACTORS.......................................................     1
FORWARD-LOOKING STATEMENTS.........................................     5
OTHER INFORMATION..................................................     5
USE OF PROCEEDS....................................................     5
PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS................     6
SELLING STOCKHOLDERS...............................................    10
PLAN OF DISTRIBUTION.............................................      11
LEGAL MATTERS....................................................      13
EXPERTS..........................................................      13
INCORPORATION OF DOCUMENTS BY REFERENCE..........................      13
WHERE YOU CAN FIND MORE INFORMATION................................    13



                               -------------------

                                  RISK FACTORS

      An investment in Viewpoint involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in Viewpoint. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE

      We have had significant quarterly and annual operating losses since our inception, and as of December 31, 2002, we had an accumulated deficit of approximately $224,077,000. We believe that we will continue to incur operating losses in the future, which may cause our share price to decline.

OUR FUTURE REVENUES MAY BE UNPREDICTABLE AND MAY CAUSE OUR QUARTERLY RESULTS TO FALL BELOW MARKET EXPECTATIONS

      As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, we may be unable to forecast our quarterly and annual revenues accurately. If our future quarterly operating results fall below the expectations of securities analysts or investors due to the following factors, the trading price of our common stock will likely drop:

      - our ability to retain existing customers, attract new customers, and satisfy our customers' demands;

      - introduction or enhancement of new products, technologies or services by our competitors which may render our technologies and services less attractive or obsolete;

      - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure; and

      - difficulty integrating our graphics technology with third party software programs.

      Based on these factors, we believe our revenues, expenses and operating results could vary significantly in the future and period-to-period comparisons should not be relied upon as indications of future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

WE MAY HAVE TO OBTAIN FINANCING ON LESS FAVORABLE TERMS, WHICH COULD DILUTE CURRENT STOCKHOLDERS' OWNERSHIP INTERESTS IN THE COMPANY

      In order to fund our operations and pursue our growth strategy we may seek additional funding through public or private equity financing or from other sources. We have no commitment for additional financing and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences, or privileges senior to our common stock and may dilute our current shareholders' ownership interest in Viewpoint.

OUR STOCK PRICE IS VOLATILE, WHICH COULD SUBJECT US TO CLASS ACTION LITIGATION

         The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

      -     actual or anticipated fluctuations in our operating results;

      -     general market and economic conditions affecting Internet companies;

      -     our announcement of new products, technologies or services; and

      - developments regarding our products, technologies or services, or those of our competitors.

      In addition, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

WE MAY BE DELISTED FROM NASDAQ, WHICH WOULD ADVERSELY IMPACT OUR STOCK PRICE AND THE ABILITY OF OUR STOCKHOLDERS TO PURCHASE AND SELL OUR SHARES IN AN ORDERLY MANNER

      We may be unable to maintain compliance with Nasdaq listing standards.


      The Nasdaq National Market notified us on March 20, 2003 that our common stock may be delisted from Nasdaq for failure to maintain a minimum bid price of $1.00 and that we will be provided until September 16, 2003 to regain compliance with National Market standards. If we are unable to regain compliance with the minimum bid price we may be eligible to transfer our common stock to listing on The Nasdaq SmallCap Market if we meet applicable listing standards and thereby gain an additional 180 days to regain compliance with the minimum bid price requirement. Transitioning to the SmallCap Market or the delisting of our stock could damage our general business reputation and impair our ability to raise additional funds. This may further adversely impact our stock price. Furthermore, if our shares are delisted and are traded on the Nasdaq SmallCap Market, the over-the-counter bulletin board or the "pink sheets", their value may be negatively impacted because stocks which trade in the over-the-counter bulletin board or the "pink sheets" tend to be less liquid and trade with larger variations between the bid and ask price than stocks on the Nasdaq National Market. Accordingly, any of the foregoing events could have a material adverse effect on our business, financial condition and operating results.



WE MAY EFFECT A REVERSE STOCK SPLIT AND IF WE DO SO, OUR STOCK PRICE MAY DECLINE AFTER THE REVERSE STOCK SPLIT


      In response to the potential delisting of our common stock due to the failure to meet the Nasdaq National Market's minimum bid price requirement discussed above, we may ask our stockholders to authorize a reverse stock split at our annual meeting in 2003. If the reverse stock split is approved by our stockholders and we effect the reverse stock split, we would reduce the number of outstanding shares of common stock. With fewer shares outstanding, we would expect our stock price to increase. While a reverse stock split may enable us to cure the minimum bid price deficiency, share prices of companies effecting reverse stock splits often decline and we cannot assure you that our stock price would not decline after a reverse stock split.

IF THE INTERNET DOES NOT BECOME A MORE WIDESPREAD COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES MAY DECLINE SIGNIFICANTLY

      The market for our products, technologies and services is new and evolving rapidly. Growth in the computer graphics market depends, in large part, on increased use of the Internet for e-commerce. If the rate of adoption of the Internet as a method for e-commerce slows, the market for our products, technologies and services may not grow, or may develop more slowly than expected. Licensing of our products and technologies depends in large part on the development of the Internet as a viable commercial marketplace. There are now substantially more users and much more "traffic" over the Internet than ever before, use of the Internet is growing faster than anticipated, and the technological infrastructure of the Internet may be unable to support the demands placed on it by continued growth. Delays in development or adoption of new technological standards and protocols, or increased government regulation, could also affect Internet use. Any of these developments could adversely effect our business because substantially all of our revenues are derived from online services and sales.

OUR MARKET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS AND TECHNOLOGIES MAY NOT SUCCEED IN THE MARKETPLACE

      The market for e-commerce visualization is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers' increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

      In addition, the computer graphics industry is subject to rapidly changing methods and models of information delivery. If a general market migration to a method of information delivery that is not conforming with our technologies were to occur, our business and financial results would be adversely impacted.

SECURITY RISKS COULD LIMIT THE GROWTH OF E-COMMERCE WHICH WOULD ADVERSELY IMPACT OUR ABILITY TO INCREASE SALES OF GRAPHICS TECHNOLOGY

      E-tailers are less likely to acquire licenses to use our graphics technology and less likely to have a desire for our services if e-commerce activity fails to grow or declines due to Internet security risks. Security risks that may occur are failure of encryption and authentication technologies and third-party circumvention of security measures. These risks may limit the ability of e-tailers to sell their products online due to damage to the e-tailers' reputations and restrictions by credit card companies of online transactions.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

      Our success and ability to compete substantially depend on the uniqueness or value of our products and technologies. We rely on a combination of copyright, trademark, patent, trade secret laws, and employee and third-party nondisclosure agreements to protect our intellectual and proprietary rights, products, and technologies. Policing unauthorized use of our products and technologies is difficult and the steps we take may not prevent the misappropriation or infringement of technology or proprietary rights. In addition, litigation may be necessary to enforce our intellectual property rights. Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, any of which would adversely impair our business.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

      Our products and technologies may be the subject of infringement claims in the future. This could result in costly litigation and could require us to obtain a license to the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot obtain necessary licenses on reasonable terms, our business would be adversely affected.

WE MAY NEED TO ENTER INTO BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES WHICH COULD BE DIFFICULT TO INTEGRATE AND MAY DISRUPT OUR BUSINESS

      We may continue to expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

      - difficulty assimilating the operations, technology and personnel of the combined companies;

      -     disruption of our ongoing business;

      -     problems retaining key technical and managerial personnel;

      - expenses associated with amortization of purchased intangible assets;

      -     additional operating losses and expenses of acquired businesses; and

      - impairment of relationships with existing employees, customers and business partners.

We do not currently have plans, nor have we entered into negotiations, to acquire any businesses.

THE LOSS OF OUR KEY ENGINEERING OR MANAGEMENT EMPLOYEES WOULD HARM OUR BUSINESS

      We depend on the continued employment of our key engineering and management employees. We do not have long-term employment agreements with our key personnel, and we do not have "key person" life insurance policies. If any of our key engineering or management employees leave our company, our business may be adversely affected.

IF WE FAIL TO ESTABLISH, MAINTAIN, OR EXPAND OUR STRATEGIC RELATIONSHIPS FOR THE INTEGRATION OF OUR TECHNOLOGY WITH THE SERVICES AND PRODUCTS OF THIRD PARTIES, THE GROWTH OF OUR BUSINESS MAY CEASE OR DECLINE


      Currently, we have relationships with Adobe Systems Incorporated, Autodesk, Inc., Alias Wavefront (a division of Silicon Graphics Limited), Curious Labs Incorporated, and other makers of leading content creation software products, under which we provide the right and ability to output content in our format. Customers who deploy content created with these software products are required to purchase a license from Viewpoint in order to publish the content. We also have a relationship with AOL under which the Viewpoint Media Player is distributed along with AOL'S internet access software product. If these Adobe, Autodesk, Caligari, Curious Labs, or AOL do not continue to integrate and support our technology correctly, or if we are unable to enter into successful new strategic relationships with leading software providers that can integrate and support our graphics technology, our revenues and growth may suffer because professionals will less likely offer services involving the creation of content in the Viewpoint format to their customers.

AOL ACCOUNTED FOR 51% OF OUR REVENUES IN 2002 BUT MAY NOT GENERATE SIMILAR AMOUNTS OF REVENUE IN SUBSEQUENT YEARS


      Our licensing and service arrangements with AOL accounted for 51% of our revenue in 2002. However, AOL is not contractually obligated to renew its licenses with us or retain our services for similar license and services fees in the future. Any cancellation, deferral or significant reduction in our work performed for AOL would have a material adverse effect on our business, financial condition and results of operations.


OUR CHARTER DOCUMENTS COULD MAKE IT MORE DIFFICULT FOR AN UNSOLICITED THIRD PARTY TO ACQUIRE US

      Our certificate of incorporation and by-laws are designed to make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company. In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors." You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission, including any future reports to be filed in 2003 and our Annual Report on Form 10-K for 2002. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "targets," "estimates," and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

                                OTHER INFORMATION

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

               PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS


      On December 31, 2002, we issued to the selling stockholders $7.0 million aggregate principal amount of our 4.95% convertible notes due December 31, 2007 and warrants to purchase 726,330 shares of our common stock in return for an aggregate consideration of $7.0 million. On March 25, 2003, we entered into redemption, amendment and exchange agreements with the selling stockholders, pursuant to which we redeemed $3.3 million principal amount of the previously issued notes for cash, exchanged $1 million principal amount of the previously issued notes for 1,351,351 shares of stock at a conversion price of $0.74 per share, and exchanged $2.7 million of the previously issued notes for $2.7 million principal amount of 4.95% subordinated notes due December 31, 2007. In addition, we amended the securities purchase agreement and the other transaction documents, as described below.



      Under the securities purchase agreement, as amended, within the next six months we have the right to require the selling stockholders to buy an additional $7.0 million aggregate principal amount of notes and warrants to purchase 726,330 shares of our common stock, if we satisfy the following conditions:


      - the weighted average price of our common stock must have exceeded $3.25 on each of not less than 15 trading days in any 20 consecutive trading day period commencing after the effectiveness of the registration statement;


      - the volume of shares of the common stock traded on Nasdaq on each of those 20 days must have exceeded 35,000 shares (excluding block trades of 20,000 shares or more);


      - the representations and warranties made by us in connection with the closing are true;


      - we have complied with the terms of the securities purchase agreement, the redemption, amendment and exchange agreements, the notes and the registration rights agreement;


      - the registration statement is effective and available for the sale of at least all of the registrable securities and has been continuously effective;


      - no suspension, threatened suspension or delisting from the Nasdaq National Market or Nasdaq SmallCap Market (other than suspensions of not more than one day due to business announcements by the Company);


      - since March 25, 2003, there shall not have occurred an event constituting an event of default or an event that with the passage of time and without being cured would be reasonably likely to constitute an event of default;


      - there shall have been no public announcement of a pending, proposed or intended change of control (unless such pending, proposed or intended change of control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation);


      - during the period beginning on March 25, 2003, the Company shall have delivered on a timely basis any shares due to the selling stockholders after they have converted any of their notes into common stock or exercised any of their warrants for common stock; and


      - the Company shall have received stockholder approval of the issuance of all the securities contemplated by these transactions.


      In addition, on or prior to December 31, 2003, (or later, if applicable, by the number of trading days later than the effectiveness deadline that the registration statement was filed), the selling stockholders have the right, upon notice of five or more business, days, to buy an additional $2.8 million aggregate principal amount of notes with a conversion price of $2.26 per share and warrants to purchase 290,533 shares of our common stock at an exercise price of $2.26 per share.

      Furthermore, we may choose to issue shares of common stock rather than cash to pay interest on the notes upon notice of at least 7 trading days if the following conditions are met:


      - since March 25, 2003, there shall not have occurred an event constituting an event of default or an event that with the passage of time and without being cured would be reasonably likely to constitute an event of default;


      - the registration statement is effective and available for the sale of at least all of the registrable securities; and


      - the Company shall have received stockholder approval of the issuance of all the securities contemplated by these transactions.


      The future issuances of shares underlying the additional notes and warrants discussed above are not covered under this prospectus.


      In connection with the securities purchase agreement, we entered into a registration rights agreement with the selling stockholders (the registration rights agreement was later amended on March 25, 2003). The registration rights agreement, as amended, required us to (i) file, on or before April 14, 2003, a registration statement covering the resale of all of the shares of common stock issued to the selling stockholders on March 25, 2003, pursuant to the redemption, amendment and exchange agreements and all of the shares of common stock issuable upon the conversion and/or the exercise of the securities initially purchased, including any shares issued as interest under the notes, and/or received by the selling stockholders pursuant to those agreements, including without limitation, shares issued upon exercise of any warrants received in connection with a redemption of the notes and (ii) have the registration statement declared effective no later than June 30, 2003. Failure to meet these deadlines subjects us to a cash penalty based upon the number of days in which we are in default. We are also required to file a registration statement covering the resale of all of the shares of common stock issuable upon the conversion and/or the exercise of any additional securities purchased and/or received by the selling stockholders and are subject to similar penalties if we fail to file such statement or have such statement declared effective within certain prescribed deadlines. We have agreed to pay all registration expenses in connection with such registration, other than underwriting discounts and commissions), to reimburse the selling stockholders for up to $5,000 in legal expenses and to customary indemnification and contribution protections for the selling stockholders under the federal securities laws and otherwise.


      Pursuant to the terms of the redemption, amendment and exchange agreements, we have issued three substantially identical convertible notes to each of the selling stockholders in an aggregate principal amount of $2.7 million. Unless otherwise converted or redeemed, the terms of each note require us to repay the principal amount plus any accrued but unpaid interest thereon on December 31, 2007. We have the right, if we satisfy the following conditions, to redeem all or a portion of the notes at any time prior to December 31, 2007:


      - there shall have been no public announcement of a pending, proposed or intended change of control (unless such pending, proposed or intended change of control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation);


      - since March 25, 2003, there shall not have occurred an event constituting an event of default or an event that with the passage of time and without being cured would be reasonably likely to constitute an event of default;


      - there shall have been no suspension, threatened suspension or delisting from December 31, 2003 from the Nasdaq National Market or Nasdaq SmallCap Market (other than suspensions of not more than one day due to business announcements by the Company); and


      - during the period beginning on March 25, 2003, the Company shall have delivered on a timely basis any shares due to the selling stockholders after they have converted any of their notes into common stock or exercised any of their warrants for common stock


      If we redeem the notes, then simultaneously with the redemption, we are required to issue to the selling stockholders warrants with an exercise price of $1.00, exercisable for a number of shares of common stock equal to the number of shares which the principal amount of notes being redeemed could have been converted into. If we had redeemed the notes on or prior to April 30, 2003, we would not have been required to issue warrants. If we had redeemed the notes after April 30, 2003 but prior to May 31, 2003, we would have been required to issue warrants exercisable for a number of shares of common stock having a value equal to 50% of the principal amount of notes being redeemed divided by the conversion price. In addition, at any time following June 30, 2004, the selling stockholders have the right to require us to redeem their notes if the market price of our common stock fails to exceed the conversion price of the notes for any consecutive 25 trading day period commencing 25 trading days prior to June 30, 2004. Interest on each note accrues at a rate of 4.95% per annum, is payable quarterly and, at our option, is payable in either cash or shares of common stock.


      At any time after the issuance of the notes, the selling stockholders are entitled to convert all or a portion of the notes into shares of common stock.


      The number of shares of common stock into which the notes can be converted will be determined by dividing the amount of the notes being converted, including unpaid interest thereon, by the applicable conversion price, which is $2.26 per share; provided that the conversion price will be adjusted downward (but not upward) to equal the average market price for the ten trading days following May 16, 2003 for the first $900,000 principal amount of notes, August 16, 2003 for the second $900,000 principal amount of notes, and November 16, 2003 for the third $900,000 principal amount of notes, subject to a minimum price of $1 per share. The conversion prices for each of the three series of notes will be higher than the conversion price of $.74 per share at which $1 million aggregate principal amount of notes which had been issued in the December 31, 2003 transaction were converted into common stock in the March 25, 2003 transaction.


      After April 15, 2004, we are entitled to require the selling stockholders to convert all or a portion of the notes into shares of common stock if our common stock trades above 150% of the applicable conversion price for 25 consecutive trading days.



Events of default under the notes include:


      - the failure to maintain the effectiveness of a registration statement,

      - the receipt of any "going concern" or qualified opinion on our financial statements,


      -     the failure to comply with the conversion provisions of the notes,


      - the inability to convert the notes into shares of common stock without breaching our Nasdaq obligations,

      - the failure to maintain sufficient authorized shares of common stock to cover the conversion of the notes,


      -     the failure to timely pay amounts due under the notes,


      - the occurrence of an event of default under the terms of our other indebtedness,

      - our filing for bankruptcy, the filing for bankruptcy by one of our significant subsidiaries,

      - the entry of a judgment against us for the payment of money aggregating in excess of $1,000,000,

      - the occurrence of an incurable breach of any term of the documents to which the selling stockholders are a party,

      - the failure to comply with the provisions of the notes regarding seniority of the notes and the incurrence of liens,


      - the occurrence of an event of default under any other notes issued to any of the selling stockholders and


      - the failure to repay certain indebtedness existing at the time of the issuance of the notes.


      Pursuant to the terms of the notes, we have agreed not to take on any additional indebtedness (other than these notes or any future notes issued to the same investors pursuant to the terms of the transaction documents) other than indebtedness that is unsecured, subordinate in right of payment to the notes, that provides for an interest that is no greater than market rate interests and that does not in the aggregate exceed the sum of $5,000,000.


      The terms of the new notes are substantially the same as the terms of the previously issued notes. Material differences between the terms of the notes are:


      - the new notes have conversion prices (which will not be less than $1 or more than $2.26) equal to the weighted average price of our common stock over the 10 trading days following May 16, August 16, and November 16, respectively, whereas the previously issued notes had a fixed conversion price of $2.26 per share,


      - the new notes include as an event of default receipt of any "going concern" or qualified opinion on our financial statements, whereas the previously issued notes did not include this as an event of default,


      - the new notes contain an additional provision that if our stock fails to be listed on a principal market - the Nasdaq National Market, The New York Stock Exchange, the American Stock Exchange or the Nasdaq SmallCap Market - we must either redeem the notes at 1.2 times the outstanding principal amount or at the then-current conversion price or pay a penalty equal to an amount in cash (or shares of common stock based on the current conversion price) based on the number of notes outstanding multiplied by the sum of (x)
            0.001 times the number of days after the 30th day through the 60th day after the listing failure that the listing failure redemption price is not paid, plus (y) 0.0015 times the number of days after the 60th day after the applicable listing failure that the listing failure redemption price is not paid, and


      - the new notes contain an additional provision which states that if we issue any new shares of common stock, the selling stockholders may require us to use up to 20% of the proceeds of that issuance to redeem their notes.


      On March 26, 2003, in a separate private placement, we issued to three other investors $3.5 million principal amount of 4.95% subordinated notes and 3,614,756 shares of Viewpoint common stock. In connection with that transaction, we have agreed to file a registration statement covering these shares on no later than May 9, 2003 and to have the registration statement declared effective no later than July 23, 2003.

                              SELLING STOCKHOLDERS

      The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes, upon exercise of the warrants and, if we elect to pay interest in shares of common stock, as interest on the convertible notes. For additional information regarding the convertible notes and warrants, see "Private Placement of Convertible Notes and Warrants" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

      The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock already issued plus the convertible notes and the warrants, as of April 10, 2003, assuming conversion of all convertible notes at $1 per share and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

      The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

      In accordance with the terms of registration rights agreements with the holders of the convertible notes and the warrants, this prospectus generally covers the resale of that number of shares of common stock equal to 130% of (i) the number of shares of common stock issued plus (ii) the number of shares of common stock issuable upon conversion of the convertible notes, as interest shares on the convertible notes and upon exercise of the related warrants, including without limitation any warrants issued in connection with a redemption of the notes, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full and the interest shares for the entire term of the convertible notes are issued, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted and the number of interest shares depends on the market price of the common stock at the time of the interest payment, the number of shares that will actually be issued may be more or less than the 7,417,552 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes, or exercise the warrants, to the extent that conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 3.33% of our outstanding common stock following the conversion or exercise, excluding for purposes of this determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

      None of the selling stockholders beneficially owned any other shares of Viewpoint's common stock as of December 31, 2002.

                                       NUMBER SHARES        MAXIMUM NUMBER OF SHARES TO
                                       BENEFICIALLY           BE SOLD PURSUANT TO THIS      NUMBER OF SHARES OWNED
NAME                               OWNED BEFORE OFFERING             PROSPECTUS                 AFTER OFFERING
----                               ---------------------             ----------                 --------------
Smithfield Fiduciary LLC(1)      1,774,568                       2,845,619                         0
Portside Growth & Opportunity    1,365,052                       2,188,938                         0
    Fund, Ltd.(2)
Riverview Group LLC(3)           1,638,062                       2,626,724                         0

-------------
Total                            4,777,682                       7,661,281                         0


(1) Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark and Strauss disclaims beneficial ownership of the shares held by Portside.

(3) The Chief Financial Officer of Riverview, who is currently Robert Williams, has voting and dispositive power over the shares to be sold by Riverview.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock issuable on conversion of the convertible notes, as interest shares on the convertible notes and on exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes, and the warrants from time to time after the date of this prospectus. Other than as set forth in the following paragraph, we will bear all reasonable fees and expenses incident to our obligation to register the shares of common stock.

      The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

      - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

      -     in the over-the-counter market;

      - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      - through the writing of options, whether such options are listed on an options exchange or otherwise; or

      -     through the settlement of short sales.

      If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, the underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

      The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to any such broker-dealer may be deemed underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

      There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

      The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, as amended and the rules and regulations under that statute, including, without limitation, Regulation M. This may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

      We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information they furnish to us specifically for use in this prospectus, in accordance with the related registration rights agreements.

      Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

      Each share of common stock is sold together with certain stock purchase rights. These rights are described in the Amended and Restated Rights Agreement, dated as of June 24, 1999, filed as Exhibit 4 to our registration statement filed on Form 8-A (File No. 000-27168), which we filed with the SEC on October 29, 1999, as amended by Amendment 1 to the Amended and Restated Rights Agreement, dated as of November 28, 2000, filed as Exhibit 99.5 to our registration statement filed on Form 8-A, which we filed with the SEC on December 5, 2000. See "Incorporation of Documents by Reference" below.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed on for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Viewpoint Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      (1)   our Annual Report on Form 10-K for the year ended December 31, 2002;

      (2) our Current Reports on Form 8-K dated January 2, 2003, March 25, 2003 and March 26, 2003; and

      (3) the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

      The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at http://www.sec.gov. You may also read and copy our annual and quarterly reports from our website at http://www.viewpoint.com.

      Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Viewpoint can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.viewpoint.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

      You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                  Corporate Secretary
                  Viewpoint Corporation
                  498 Seventh Avenue, Suite 1810
                  New York, New York 10018
                  (212) 201-0800
                  Attn:  Brian J. O'Donoghue, Corporate Secretary


      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Viewpoint. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by Viewpoint Corporation (the "Registrant"), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee.......................................         $    748.97
Legal fees and expenses....................................           40,000.00
Accounting fees and expenses...............................           90,000.00
Printing expenses..........................................            5,000.00
Miscellaneous..............................................            2,000.00

         Total.............................................         $137,748.97

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

      The Registrant's amended and restated certificate of incorporation provides for indemnification of the Registrant's directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

      The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16. EXHIBITS

    EXHIBIT NUMBER                                      EXHIBIT DESCRIPTION
    --------------                                      -------------------
         4.1            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Smithfield Fiduciary LLC, previously filed as
                        Exhibit 10.1 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.2            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Riverview Group, LLC, previously filed as Exhibit
                        10.2 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.3            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Portside Growth & Opportunity Fund, previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.4            Securities Purchase Agreement, dated as of December 31, 2002, by and among
                        Viewpoint Corporation and the Buyers named therein, as amended by the Redemption,
                        Amendment and Exchange Agreement, dated as of March 25, 2003, by and among
                        Viewpoint Corporation and the Buyers named therein, previously filed as Exhibit
                        10.1 to Form 8-K filed by Viewpoint Corporation on January 2, 2003.

         4.5            Form of Replacement 4.95% Convertible Note of Viewpoint
                        Corporation, previously filed as Exhibit 10.2 to Form
                        8-K filed by Viewpoint Corporation on January 2, 2003.

         4.6            Form of Subsequent/Additional 4.95% Convertible Note of Viewpoint Corporation,
                        previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on
                        January 2, 2003.

         4.7            Form of Initial Warrant for Common Stock of Viewpoint
                        Corporation, previously filed as Exhibit 10.4 to Form
                        8-K filed by Viewpoint Corporation on January 2, 2003.

         4.8            Form of Subsequent/Additional Warrant for Common Stock of Viewpoint Corporation,
                        previously filed as Exhibit 10.5 to Form 8-K filed by Viewpoint Corporation on
                        January 2, 2003.

         4.9            Form of Redemption Warrant for Common Stock of Viewpoint
                        Corporation, previously filed as Exhibit 10.9 to Form
                        8-K filed by Viewpoint CorporAtion on March 25, 2003.

         4.10           Registration Rights Agreement, dated as of March 25, 2003, by and among Viewpoint
                        Corporation and the Buyers named therein, as amended by the Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint
                        Corporation and the Buyers named therein,

    EXHIBIT NUMBER                                      EXHIBIT DESCRIPTION
    --------------                                      -------------------
                        previously filed as Exhibit 10.6 to Form
                        8-K filed by Viewpoint Corporation on January 2, 2003.

         4.11           Pledge Agreement, dated as of December 31, 2002, by Viewpoint Corporation as
                        Pledgor, in favor of Smithfield Fiduciary LLC as collateral agent, for the benefit of the holders named therein, previously filed as Exhibit 10.7 to Form 8-K filed by
                        Viewpoint Corporation on January 2, 2003.

         5.1            Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered, previously filed as Exhibit 5.1 to Form S-3 filed by
                        Viewpoint Corporation on January 30, 2003.

        23.1            Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1), previously filed as Exhibit 23.2 to Form S-3 filed by Viewpoint Corporation on
                        January 30, 2003.

        23.2            Consent of PricewaterhouseCoopers LLP, independent certified public accountants, previously filed as Exhibit 24 to Form S-3 filed by Viewpoint Corporation on
                        January 30, 2003.

        24              Power of Attorney, previously filed as Exhibit 24 to Form S-3 filed by Viewpoint
                        Corporation on January 30, 2003.


ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Exchange Act of that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 5, 2003.


                                           VIEWPOINT CORPORATION

                                           By:   /s/ Robert E. Rice
                                                 ------------------
                                                  Name:    Robert E. Rice
                                                  Title:   President and Chief
                                                             Executive Officer


                                POWER OF ATTORNEY


      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints Robert E. Rice, acting alone, such person's true and lawful attorney-in-fact, with full power of substitution, to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments as well as any Registration Statement under Rule 462(b), and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney-in-fact to any and all amendments.



SIGNATURE                               TITLE                                    DATE
---------                               -----                                    ----
 /s/ Robert E. Rice                     Chairman, President and Chief            June 5, 2003
Robert E. Rice                          Executive Officer

 /s/Anthony L. Pane                     Senior Vice President, Chief             June 5, 2003
Anthony L. Pane                         Accounting Officer and Chief Financial
                                        Officer

 /s/ Thomas Bennett*                    Director                                 June 5, 2003
Thomas Bennett

/s/ Samuel H. Jones, Jr. *              Director                                 June 5, 2003
Samuel H. Jones, Jr.

 /s/ Lennert J. Leader*                 Director                                 June 5, 2003
Lennert J. Leader

Stephen M. Duff                         Director

James E. Crabbe                         Director

* By:  /s/ Robert E. Rice
       ------------------
          Attorney-in-Fact

                                  EXHIBIT INDEX

    EXHIBIT NUMBER                                      EXHIBIT DESCRIPTION
    --------------                                      -------------------
         4.1            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Smithfield Fiduciary LLC, previously filed as
                        Exhibit 10.1 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.2            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Riverview Group, LLC, previously filed as Exhibit
                        10.2 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.3            Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and Portside Growth & Opportunity Fund, previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on March 25, 2003.

         4.4            Securities Purchase Agreement, dated as of December 31, 2002, by and among
                        Viewpoint Corporation and the Buyers named therein, as amended by the Redemption,
                        Amendment and Exchange Agreement, dated as of March 25, 2003, by and among
                        Viewpoint Corporation and the Buyers named therein, previously filed as Exhibit
                        10.1 to Form 8-K filed by Viewpoint Corporation on January 2, 2003.

         4.5            Form of Replacement 4.95% Convertible Note of Viewpoint Corporation, previously filed as Exhibit 10.2 to Form 8-K filed by Viewpoint Corporation on January 2, 2003.

         4.6            Form of Subsequent/Additional 4.95% Convertible Note of Viewpoint Corporation,
                        previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on
                        January 2, 2003.

         4.7            Form of Initial Warrant for Common Stock of Viewpoint Corporation, previously filed as Exhibit 10.4 to Form 8-K filed by Viewpoint Corporation on January 2, 2003.

         4.8            Form of Subsequent/Additional Warrant for Common Stock of Viewpoint Corporation,
                        previously filed as Exhibit 10.5 to Form 8-K filed by Viewpoint Corporation on
                        January 2, 2003.

         4.9            Form of Redemption Warrant for Common Stock of Viewpoint Corporation, previously filed as Exhibit 10.9 to Form 8-K filed by Viewpoint CorporAtion on March 25, 2003.

         4.10           Registration Rights Agreement, dated as of March 25, 2003, by and among Viewpoint
                        Corporation and the Buyers named therein, as amended by the Redemption, Amendment and Exchange Agreement, dated as of March 25, 2003, by and among Viewpoint
                        Corporation and the Buyers named therein,

    EXHIBIT NUMBER                                      EXHIBIT DESCRIPTION
    --------------                                      -------------------
                        previously filed as Exhibit 10.6 to Form
                        8-K filed by Viewpoint Corporation on January 2, 2003.

         4.11           Pledge Agreement, dated as of December 31, 2002, by Viewpoint Corporation as
                        Pledgor, in favor of Smithfield Fiduciary LLC as collateral agent, for the benefit of the holders named therein, previously filed as Exhibit 10.7 to Form 8-K filed by
                        Viewpoint Corporation on January 2, 2003.

         5.1            Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered, previously filed as Exhibit 5.1 to Form S-3 filed by
                        Viewpoint Corporation on January 30, 2003.

        23.1            Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1), previously filed as Exhibit 23.2 to Form S-3 filed by Viewpoint Corporation on
                        January 30, 2003.

        23.2            Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

        24              Power of Attorney, previously filed as Exhibit 24 to Form S-3 filed by Viewpoint
                        Corporation on January 30, 2003.